SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                             Collective Brands, Inc.
                       (Formerly Payless ShoeSource, Inc.)
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    704379106
                                 (CUSIP Number)

                                December 31, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                               (Page 1 of 9 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  704379106                      13G/A             Page 2 of 9 Pages

-----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            DIACO INVESTMENTS, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                              -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                              0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  704379106                      13G/A             Page 3 of 9 Pages

-----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SIGET, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                              -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                              0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                             OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  704379106                      13G/A             Page 4 of 9 Pages

-----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            SIMON GLICK
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                              -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                              -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              -0-
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                              0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  704379106                      13G/A             Page 5 of 9 Pages

Item 1(a).     Name of Issuer:

     Collective Brands, Inc. (Formerly Payless ShoeSource, Inc.) (the "Company")

Item 1(b).     Address of Issuer's Principal Executive Offices:

     3231 South East Sixth Street, Topeka, Kansas 66607-2207

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) Diaco Investments, L.P., a Delaware limited partnership ("Diaco"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly held by it;

            (ii) Siget, L.L.C., a Delaware limited liability company (the "General Partner"), which serves as the general partner of Diaco, with respect to shares of Common Stock directly held by Diaco; and

            (iii) Simon Glick ("Mr. Glick"), who serves as the managing member of the General Partner with respect to shares of Common Stock directly held by Diaco.

     Diaco, the General Partner and Mr. Glick are hereinafter collectively referred to as the "Reporting Persons".

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 1271 Avenue of the Americas, 48th Floor, New York, NY 10020.

Item 2(c).     Citizenship:

     Diaco and the General Partner are organized under the laws of the State of Delaware. Mr. Glick is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $0.01 (the "Common Stock")

Item 2(e).  CUSIP Number:

     704379106

CUSIP No.  704379106                      13G/A             Page 6 of 9 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)       [ ] Broker or dealer registered under Section 15 of the Act,

          (b)       [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)       [ ] Insurance Company as defined in Section 3(a)(19) of the
                        Act,

          (d)       [ ] Investment Company registered under Section 8 of the
                        Investment Company Act of 1940,

          (e)       [ ] Investment Adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E),

          (f)       [ ] Employee Benefit Plan or Endowment Fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F),

          (g)       [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h)       [ ] Savings Association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act,

          (i)       [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)       [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.     Ownership.

     The following sets forth the ownership information for each Reporting
Person:

     A.   Diaco Investments, L.P.
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0%
          (c) Number of shares as to which each Reporting Person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-

CUSIP No.  704379106                      13G/A            Page 7 of 9 Pages

       B. Siget, L.L.C.
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-

     C.   Simon Glick, L.L.C.
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -0-

Item 5.     Ownership of Five Percent or Less of a Class.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.     Identification and Classification of Members of the Group.

     See Item 2.

Item 9.     Notice of Dissolution of Group.

     Not applicable.

CUSIP No.  704379106                      13G/A            Page 8 of 9 Pages

Item 10.    Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 8, 2008



                                      By: /s/ Simon Glick
                                          ---------------------------
                                          Simon Glick, individually and as
                                          managing member of Siget, L.L.C., for
                                          itself and as the general partner of
                                          Diaco Investments, L.P.

CUSIP No.  704379106                  13G/A               Page 9 of 9 Pages

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 8, 2008



                                      By: /s/ Simon Glick
                                          ---------------------------
                                          Simon Glick, individually and as
                                          managing member of Siget, L.L.C., for
                                          itself and as the general partner of
                                          Diaco Investments, L.P.